Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos 333-21585, 333-23937, 333-39817, 333-43586, 333-43588, 333-56772, 333-56774,333-67881, 333-71890, 333-101600, 333-119707, and 333-119708 on Form S-8 of our report relating to the financial statements of Authorize.Net Holdings, Inc. (formerly Lightbridge, Inc) and subsidiaries dated March 15, 2007 (August 8, 2007 as to the effect of the discontinuation of the Telecom Decisioning Services business described in Notes 2, 3, 5 and 16), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting share based payments upon the adoption of Statement of Financial Standards No. 123(R), “Share-Based Payment ”, effective January 1, 2006), appearing in this Current Report on Form 8-K of Authorize.Net Holdings, Inc.
/S/ DELOITTE & TOUCHE LLP
Boston Massachusetts
August 8, 2007